Exhibit 10.13

PROMISSORY NOTE

$464,078.00	January 12, 2020

FOR VALUE RECEIVED, the undersigned promises to pay to the order of the Estate of Wesley R. Weis, at 11 Old Tappan Road, Old Tappan, New Jersey 07675 or at such other place as the holder shall designate, the sum of Four Hundred Sixty Four Thousand and Seventy Eight ($464,078.00) Dollars, payable on the 1st day of January, 2025 (“Maturity”), with no interest until Maturity. Interest after Maturity shall be payable on the unpaid principal balance at the rate of ten (10%) per cent per annum until same is fully paid.

The undersigned will pay on demand all costs and expenses of collection, including reasonable attorneys’ fees, incurred or paid by the holder in enforcing this Note on default.

The undersigned waives presentment, demand, notice, protest and all other forms of demand and notice, in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to the addition, substitution or release of any other person or party primarily or secondarily liable.

The undersigned shall have the right to prepay this Note, in whole or in part, at any time without penalty.

The word “holder”, as used herein, shall mean the payee or other endorsee or assignee of this Note in possession hereof, or the bearer hereof, if this Note is at the time payable to the bearer.

This Note may not be changed orally nor the obligations hereunder waived except by an agreement in writing executed by the holder.

Attest:	MIKAB CORPORATION

/s/ David Hauck	By:	/s/ Brian Weis
David Hauck		Brian Weis
President